UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 2, 2014 (April 1, 2014)

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6640 W. 143rd Street, Suite 200 Overland Park, Kansas		66223
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2014, Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Tallgrass Development, LP, a Delaware limited partnership (“Tallgrass Development”), and Tallgrass Operations, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Tallgrass Development (“Tallgrass Operations”), entered into a definitive Contribution and Sale Agreement (the “Contribution Agreement”), pursuant to which the Partnership acquired 100% of the issued and outstanding membership interests (the “Subject Interest”) in Trailblazer Pipeline Company LLC, a Delaware limited liability company (“Trailblazer”; such transaction being the “Transaction”). Trailblazer owns an approximately 436-mile pipeline system that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska with a maximum capacity of 862 MMcf/day, the substantial majority of which is subscribed for under firm transportation contracts with a weighted average remaining life of approximately 3.6 years.

Effective April 1, 2014, and subject to the terms and conditions of the Contribution Agreement, Tallgrass Operations assigned the Subject Interest to a wholly-owned direct subsidiary of the Partnership in exchange for total consideration from the Partnership valued at approximately $164 million, consisting of: (a) $150 million in cash; and (b) the issuance by the Partnership to Tallgrass Operations of 385,140 of the Partnership’s common units (the “Common Units”), which, based upon the March 31, 2014 closing price, equates to approximately $14 million. The issuance of the Common Units was structured as a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Contribution Agreement contains customary representations and warranties, indemnification obligations and covenants by the parties, and copy of the Contribution Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Tallgrass MLP GP, LLC, a Delaware limited liability company (“Tallgrass GP”), serves at the general partner of the Partnership. The Conflicts Committee of the Board of Directors of Tallgrass GP recommended approval of the Transaction to the Board of Directors, which then approved the Transaction. The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial advisors to assist in evaluating and negotiating the Transaction.

The Contribution Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Contribution Agreement. They are not intended to provide any other factual information about the Partnership, Tallgrass Operations or Tallgrass Development or their respective subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Contribution Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Contribution Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of the Partnership, Tallgrass Operations, Tallgrass Development or their respective subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

In connection with the issuance of the Common Units, Tallgrass GP exercised its rights pursuant to Section 5.2(b) of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 17, 2013 (the “Partnership Agreement”; defined terms used in this paragraph having the meanings given in the Partnership Agreement to the extent not otherwise defined herein) to maintain its 2.0% General Partner Interest by making an additional Capital Contribution of approximately $263,000 in exchange for the issuance by the Partnership to Tallgrass GP of 7,860 General Partner Units (the “GP Units”) effective April 1, 2014. The issuance of the GP Units was structured as a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Item 3.02.	Unregistered Sales of Equity Securities.

The information described in Item 1.01 regarding the private placement of our Common Units and GP Units is incorporated by reference into this Item 3.02.

Item 7.01.	Regulation FD Disclosure.

On April 1, 2014, the Board of Directors of Tallgrass GP also declared a cash distribution for the quarter ended March 31, 2014 of $0.3250 per common unit, or $1.30 on an annualized basis. The distribution will be paid on May 14, 2014, to unitholders of record on April 30, 2014. A copy of the press release dated April 1, 2014 announcing the Transaction and the cash distribution for the quarter ended March 31, 2014 is furnished with this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 to Form 8-K, the information provided under this Item 7.01 and the information attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

10.1	Contribution and Sale Agreement, dated as of April 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC

99.1	Press Release of Tallgrass Energy Partners, LP, dated April 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

		By:	Tallgrass MLP GP, LLC
its general partner

Date: April 1, 2014	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Contribution and Sale Agreement, dated as of April 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC

99.1	Press Release of Tallgrass Energy Partners, LP, dated April 1, 2014